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FORM 4
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STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.       Name and Address of Reporting Person

         Hvide, J. Erik
         2200 Eller Drive, P.O. Box 13038
         Ft. Lauderdale, Florida  33316
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2.       Issuer Name and Ticker or Trading Symbol

         Hvide Marine Incorporated (HMAR)
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3.       IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Statement for Month/Year - August 1998
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5.       If Amendment, Date of Original (Month/Day/Year)
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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         1.  Chairman, President and CEO
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7.       Individual or Joint/Group Filing -- Form filed by One Reporting Person
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.       Title of Security -
         CLASS A COMMON STOCK
         CLASS A COMMON STOCK
         CLASS A COMMON STOCK
         CLASS B COMMON STOCK
         CLASS B COMMON STOCK
         CLASS B COMMON STOCK
         CLASS B COMMON STOCK
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2-4      Transaction Date   Transaction             Securities Acquired (A)
         (Month/Day/Year)      Code      Vol        Amount     Price (per share)
         12/14/98                P                   24,000  (A)    5.375
         12/15/98                P                   11,000  (A)    5.125
         12/16/98                P                    5,000  (A)    5.03125


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5-7.  Amount of Securities      Ownership Form:            Nature of Indirect
         Beneficially Owned at   Direct (D) or              Beneficial Ownership
         End of Month.           Indirect (I)



          64,000                     (D)
         420,335                     (I)                 by limited partnership
         794,909                     (I)                 by limited partnership
          78,230                     (I)                 by limited partnership
         202,992                     (I)                 by limited partnership

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


TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.       Title of Derivative Security
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2.       Conversion or Exercise Price of Derivative Security
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3-5      Transaction Date   Transaction               Number of Derivative
         (Month/Day/Year)      Code      Vol           Securities Acquired
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6.       Date Exercisable and Expiration Date (Month/Day/Year)
             Date Exercisable              Expiration Date

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7.  Title and Amount of Underlying Securities
                  Title                  Amount or Number of Shares


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8.       Price of Derivative Security
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9-11. Amount of Derivative           Ownership Form:         Nature of Indirect
         Securities Beneficially      Direct (D) or         Beneficial Ownership
         Owned at End of Month.       Indirect (I)



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Explanation of Responses:

SIGNATURE OF REPORTING PERSON


/s/ J. ERIK HVIDE
J. Erik Hvide

December 17, 1998
Date